ARTISOFT, INC. AND SUBSIDIARIES
             EXHIBIT 11. COMPUTATION OF NET INCOME (LOSS) PER SHARE
                    (in thousands, except per share amounts)


                                       Three Months Ended     Six Months Ended
                                          December  31,         December  31,
                                          1998     1997       1998        1997
                                        -------   ------   --------    --------

Net income (loss)                       $  (230)  $1,298   $   (562)   $  1,536
                                        =======   ======   ========    ========

Basic EPS--Weighted average common
shares outstanding                       14,686   14,529     14,711      14,529
                                        =======   ======   ========    ========

Basic net income (loss) per share       $  (.02)  $  .09   $   (.04)   $    .11
                                        =======   ======   ========    ========

Effect of diluted securities:
Stock options                               --(1)     83        --(1)        39
                                        -------   ------   --------    --------

Diluted EPS--Weighted average
shares outstanding                       14,686   14,612     14,711      14,568
                                        =======   ======   ========    ========

Stock options not included in diluted
EPS since anti--dilutive                     86     --           46        --
                                        =======   ======   ========    ========

Diluted net income (loss) per share     $  (.02)  $  .09   $   (.04)   $    .11
                                        =======   ======   ========    ========

Notes:

(1) Common share equivalents are anti-dilutive for the three and six-month periods ended December 31, 1998, therefore, basic and diluted net loss per share is the same.